Exhibit 10.1

[PRO-DEX, INC. LOGO]

October 18, 2006

Dear Patrick,

This will serve as a clarification of the resignation memo from you to the Company's Board of Directors dated April 12, 2006.  You will be employed in the position of Executive Vice President Business Development, to serve as Chief Business Development Officer with such other duties as may be assigned to you by the Company's Chief Executive Officer.  You will report directly to the Company's Chief Executive Officer.  This position will be based out of our Santa Ana, California office.  Your Indemnification Agreement and Directors & Officers Insurance with us will continue to be in effect.

Your official start date will be effective as of April 12, 2006.  Your compensation package will include a bi-weekly salary of $6,923.08 which equals $180,000 per year.  This is an Exempt position.  You will retain your current PTO (paid time off) accrual and continue to accrue PTO per the schedule in the employee handbook.  You will continue your eligibility to participate in benefits including health, dental and life insurance and to participate in our optional employee benefits.

In the event you are terminated involuntarily by the Company without "cause" as defined below, the Company shall pay to you a severance payment equal four (4) times your then current monthly base salary less applicable withholding as required by law.  Such payment shall be made in equal incremental payments, consistent with the Company's usual payroll payment periods, over a period of four (4) months immediately following your last day of employment with the Company.  As used herein, the term "cause" means (i) your willful breach or gross neglect of the duties and obligations required of you either expressly or impliedly by the terms of this letter agreement; or (ii) your commission of fraud, embezzlement or misappropriation, involving the Company whether or not a criminal or civil charge is filed in connection with such activity.

By accepting this offer, you again certify your understanding that your employment will be on an at-will basis, and that neither you nor the Company has entered into a contract regarding the terms or the duration of your employment.  Please sign and date both copies of this letter to indicate your acceptance of this offer and retain one copy for your records and return the second copy to us.

[PRO-DEX, INC. LOGO]

Patrick Johnson

October 18, 2006

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In consideration of this letter agreement, you release and forever discharge Pro-Dex, and each of its respective employees, shareholders, officers, directors, agents, attorneys, or affiliated corporations or organizations, and Pro-Dex releases and forever discharges you from any and all claims, whether or not now known by you or by Pro-Dex, up to the date of this letter.  Claims released by you hereunder include, but are not limited to, any claims relating to your compensation (including wage, salary, bonus, commission, incentive, vacation, medical insurance benefits, or other compensation); rights arising out of alleged violations of any contracts, express or implied; any covenant of good faith and fair dealing, express or implied; any tort; and, without limitation, any local, state, or federal statute, rule, regulation, ordinance, law, or constitutional provision, governing employment, employment termination, discrimination or harassment in employment, or the payment of wages or benefits, but do not include wages or benefits currently payable in the ordinary course of  your employment as provided herein.

You and Pro-Dex each understand and agree that you and it are making a mutual general release of all claims, and that this release is intended to encompass all known and unknown, foreseen and unforeseen claims which you or any of your heirs, legal representatives, successors, or assigns may have against Pro-Dex or any other related person or entity, and all known and unknown, foreseen and unforeseen claims which Pro-Dex may have against you.  You and Pro-Dex each also expressly agree that you and it waive any rights either of you may have under Section 1542 of the California Civil Code, which reads:  "§ 1542.  (General Release - Claims Extinguished.)  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Signed the date first set forth above.

Sincerely,

/s/ Mark Murphy	/s/ Patrick Johnson
Mark Murphy, Chief Executive Officer	Patrick Johnson
Pro-Dex, Inc.